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                                                                    EXHIBIT 15.1


November 21, 2000


U.S. Restaurant Properties, Inc.
12240 Inwood Road
Suite 200
Dallas, Texas 75244

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of U.S. Restaurant Properties, Inc. and subsidiaries for the periods ended March 31, 2000, June 30, 2000 and September 30, 2000, as indicated in our reports dated April 28, 2000 (May 11, 2000 as to Note 9), July 28, 2000 (July 31, 2000 as to Note 9) and October 30, 2000 (November 9, 2000 as to Note 9), respectively; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our reports referred to above, which were included in your Quarterly Reports on Form 10-Q for the quarters ended March 31, 2000, June 30, 2000 and September 30, 2000, are being used in this Registration Statement.

We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.



DELOITTE & TOUCHE LLP

Dallas, Texas